Exhibit 8.2

                          [WOODEN & BENSON LETTERHEAD]

                               September 18, 1997



Board of Directors
Wyman Park Federal Savings & Loan Association
11 West Ridgely Road
Lutherville, Maryland 21093



Gentlemen:

         The firm of Silver, Freedman & Taff, LLP has provided an opinion concerning the various tax consequences resulting from the conversion of Wyman Park Federal Savings & Loan Association (the "Association") from a federally-chartered mutual institution to a federally-chartered stock institution pursuant to the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, with the simultaneous formation of Wyman Park Bancorporation, Inc. (the "Holding Company") as the Association's parent corporation.

         Since Maryland tax law follows federal tax law for a transaction undertaken in accordance with the assumptions stated in the opinion of Silver, Freedman & Taff, LLP, it is our opinion that the Maryland tax consequences to the Association, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving subscription rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences.

                                                         Respectfully submitted,


                                                          /s/ Wooden & Benson